Exhibit 99.1

RenaissanceRe Reports Operating Income of $154.8 Million for the Second Quarter of 2006;
Operating Income Per Common Share of $2.15 vs. $2.37 for the Second Quarter of 2005.

$130.4 Million of Net Income for the Second Quarter of 2006;
Net Income Per Common Share of $1.81 vs. $2.39 for the second quarter of 2005.

Second Quarter Book Value Per Share Grows 6.5%.

Pembroke, Bermuda, July 31, 2006 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today reported $154.8 million in second quarter operating income available to common shareholders compared to $170.4 million in the second quarter of 2005. Operating income excludes net realized investment losses of $24.3 million and net realized investment gains of $1.6 million in the second quarters of 2006 and 2005, respectively. Operating income per common share was $2.15 in the second quarter of 2006, compared to $2.37 in the second quarter of 2005. Net income available to common shareholders was $130.4 million or $1.81 per common share in the quarter, compared to net income available to common shareholders of $172.0 million or $2.39 per common share for the same quarter of 2005.

Neill A Currie, CEO, commented: ‘‘We had a strong quarter, with over 6% growth in book value per share and a 31.3% annualized operating return on equity. This quarter compares favorably to our second quarter of 2005, after taking into account the substantial catastrophe reserve reduction in that quarter.’’

Mr. Currie added: ‘‘The severe capacity shortage facing many of our U.S. clients once again provided us an opportunity to demonstrate industry leadership. In anticipation of this shortage we had previously increased the capital in DaVinci. As the June 1 renewal season progressed it became evident that more capacity was required. Our position as a market leader, combined with the expertise of our team, enabled us to move very quickly to bring new capacity to our clients and brokers. Within weeks, working with outside capital providers we participated in the formation of two new fully-collateralized joint ventures, Starbound Re and Tim Re. This capacity was utilized where it was most needed.

‘‘Our managed catastrophe premium is up substantially for the first six months; much of this growth is due to improved pricing and terms as well as premium written on behalf of our joint ventures. We are pleased with our portfolio of business and believe we are well positioned for the future.’’ said Mr. Currie.

PREMIUM FORECASTS AND EARNINGS GUIDANCE

The Company is revising its annual premium forecasts for its catastrophe and Individual Risk units. Previously, the Company was forecasting over 15% growth in managed catastrophe premiums for the year, compared to 2005 normalizes managed catastrophe premiums. The Company currently expects growth in managed catastrophe premiums, net of fully collateralized joint ventures, will be over 40%. The Company currently expects its Individual Risk premiums to be essentially flat for the year; the Company's previous guidance was for 15% growth. The decrease in the Company's Individual Risk premium growth rate is due in part to the Company's decision to shift its catastrophe-exposed quota share capacity within Individual Risk to excess of loss reinsurance business in the Reinsurance segment, where the Company found pricing and terms to be more attractive. In addition, while the performance of the Company's program business is stable, the Company is not seeing the growth opportunities it had anticipated earlier in the year. The Company continues to expect its specialty reinsurance premiums to decline by approximately 35% for the year.

In light of the current dynamic market conditions, and the advent of the Atlantic hurricane season, the Company is not adjusting its annual operating EPS guidance.

SECOND QUARTER 2006 RESULTS

Premiums

Gross premiums written for the second quarter of 2006 were $742.6 million, compared to $443.5 million for the same quarter of 2005. Net premiums written for the second quarter of 2006 were $512.2 million, compared to $387.9 million for the same quarter of 2005. Net premiums earned were $430.9 million for the second quarter of 2006, compared to $338.8 million in the second quarter of 2005.

Reinsurance Segment

Gross premiums written include $531.7 million in gross premiums written for the Company's Reinsurance segment in the second quarter of 2006, compared to $223.3 million for the same quarter of 2005. Included in gross premiums written within the Reinsurance segment is $111.3 million of premium that was written on behalf of two new fully-collateralized joint ventures, Starbound Reinsurance Ltd. (‘‘Starbound Re’’) and Timicuan Reinsurance Ltd. (‘‘Tim Re’’), in return for a profit commission and an expense override. This premium is ceded to these joint ventures and therefore does not impact the Company's net premiums written. Following is a summary of the Company's Reinsurance segment gross premiums written for the three and six months ended June 30, 2006 and 2005:

Gross Premiums Written	Three months ended			Six months ended
	June 30, 2006	June 30, 2005	% Change	June 30, 2006	June 30, 2005	% Change
Catastrophe premiums
Renaissance catastrophe premiums	$ 347,528	$ 138,922	150.2%	$ 629,253	$ 391,941	60.5%
DaVinci catastrophe premiums	155,975	30,175	416.9%	308,854	112,813	173.8%
Total catastrophe premiums	503,503	169,097	197.8%	938,107	504,754	85.9%
Specialty premiums
Renaissance specialty premiums	26,123	52,222	(50.0%)	147,966	279,747	(47.1%)
DaVinci specialty premiums	2,096	2,020	3.8%	23,317	24,122	(3.3%)
Total specialty premiums	28,219	54,242	(48.0%)	171,283	303,869	(43.6%)
Reinsurance segment premium	$ 531,722	$ 223,339	138.1%	$ 1,109,390	$ 808,623	37.2%
Managed Catastrophe Premiums (1)
Total catastrophe premiums	503,503	169,097	197.8%	938,107	504,754	85.9%
Catastrophe premiums written on behalf of our joint venture, Top Layer Re (2)	24,270	19,649	23.5%	50,055	59,431	(15.8%)
Total managed catastrophe premiums	527,773	188,746	179.6%	988,162	564,185	75.1%
Managed catastrophe premiums assumed on behalf of fully-collateralized joint ventures (3)	111,253	—	—	111,253	—	—
Total managed catastrophe premiums, net of fully-collateralized joint ventures	$ 416,520	$ 188,746	120.7%	$ 876,909	$ 564,185	55.4%

(1)	See ‘‘Comments on Regulation G’’

(2)	Top Layer Re is accounted for under the equity method of accounting.

(3)	Included in total managed catastrophe premiums for the three and six months ended June 30, 2006 is $111.3 million of premium assumed on behalf of two fully-collateralized joint ventures, Starbound Re and Tim Re, of which $100.0 million and $11.3 million was assumed by Renaissance and DaVinci, respectively.

Net premiums written include $361.6 million in net premiums written for the Company's Reinsurance segment in the second quarter of 2006, compared to $184.5 million for the same quarter of 2005. Net premiums earned include $278.1 million in net premiums earned for the Company's Reinsurance segment in the second quarter of 2006, compared to $206.7 million for the same quarter of 2005.

Premiums for the second quarter of 2006 include $158.1 million of gross premiums written, $129.5 million of net premiums written and $76.7 million of net premiums earned by the Company's consolidated joint venture, DaVinci Reinsurance Ltd. (‘‘DaVinci’’), compared to $32.2 million of gross premiums written, $32.2 million of net premiums written and $42.2 million of net premiums earned by DaVinci during the second quarter of 2005. Since December 2005, DaVinci has raised $374.3 million in equity capital (December 2005 and February 2006) and has increased its funded bank debt by $60.0 million (April 2006) to support its growth.

Individual Risk

Gross premiums written include $210.8 million in gross premiums written for the Company's Individual Risk segment in the second quarter of 2006, compared to $220.1 million for the same quarter of 2005. The decrease in gross premiums written was principally due to termination of several catastrophe exposed quota share contracts on a portfolio transfer basis, which resulted in the transfer of $60.3 million of unearned premium back to the quota share reinsureds and resulted in a decrease in gross premiums written of the same amount. Net premiums written include $150.7 million in net premiums written for the Company's Individual Risk segment in the second quarter of 2006, compared to $203.4 million for the same quarter of 2005. Net premiums earned include $152.9 million in net premiums earned for the Company's Individual Risk segment in the second quarter of 2006, compared to $132.1 million for the same quarter of 2005.

Underwriting Ratios, Reserve Development

For the second quarter of 2006, the Company generated a combined ratio of 72.2%, a loss ratio of 48.1% and an underwriting expense ratio of 24.1%, compared to a combined ratio, loss ratio and underwriting expense ratio of 52.5%, 32.1% and 20.4%, respectively, for the second quarter of 2005. During the second quarter of 2006, the Company recorded favorable development on prior year reserves of $11.3 million or a decrease of 2.6 percentage points in the Company's quarterly loss ratio. This compares to favorable development of $65.1 million in the second quarter of 2005 which decreased the Company's second quarter 2005 loss ratio by 19.2 percentage points. The favorable development in 2005 was driven by the impact of the Company's catastrophe reserve review. Net paid losses for the quarter were $117.9 million compared to $149.2 million in the second quarter of 2005.

Reinsurance Segment

The Company's Reinsurance segment generated a loss ratio of 35.2% and an underwriting expense ratio of 18.3% for the second quarter of 2006, compared to a loss ratio and underwriting expense ratio of 12.6% and 14.8%, respectively, for the second quarter of 2005. The results for the second quarter of 2006 include $100.8 million of current accident year net claims and claim expenses resulting in a current accident year loss ratio of 36.2%, compared to current accident year net claims and claim expenses and a current accident year loss ratio of $91.8 million and 44.4%, respectively, for the second quarter of 2005. During the second quarter of 2006, the Company's Reinsurance segment experienced $2.8 million of favorable development on prior year reserves or a decrease of 1.0 percentage point to the Company's Reinsurance segment quarterly loss ratio. Included in the underwriting result in the second quarter of 2005 was a net reduction in prior year claims incurred of $65.7 million which reduced the Company's second quarter 2005 Reinsurance segment loss ratio by 31.8 percentage points. The favorable development in the second quarter of 2005 was principally the result of the Company's catastrophe reserve review which resulted in a $118.2 million decrease of prior year reserves and increased the Company's net income by $108.2 million, after minority interest. This favorable development in 2005 was partially offset by $52.5 million of adverse development on prior year reserves in the second quarter of 2005, including $37.3 million from the 2004 hurricanes.

Individual Risk Segment

The Company's Individual Risk segment generated a loss ratio of 71.6% and an underwriting expense ratio of 34.5% for the second quarter of 2006, compared to a loss ratio and underwriting expense ratio of 62.6% and 29.0%, respectively, for the second quarter of 2005. The results for the second quarter of 2006 include $117.9 million of current accident year net claims and claim expenses resulting in a current accident year loss ratio of 77.1%, compared to current accident year net claims and claim expenses and a current accident year loss ratio of $82.0 million and 62.1%, respectively, in the second quarter of 2005. The 15.0 percentage points increase in the current accident year loss ratio was due primarily to additional earned premiums on a seasonal program which has a higher attritional loss ratio than the rest of the Individual Risk business as well as several large per risk losses within the Company's Individual Risk quota share business. The Company's U.S. casualty program business continues to perform as expected. During the quarter, the Company's Individual Risk segment experienced $8.5 million of favorable development on prior year reserves or a decrease of 5.5 percentage points to the Company's Individual Risk quarterly loss ratio. In the second quarter of 2005, the Company experienced $0.7 million of adverse development on prior year reserves or an increase of 0.5 percentage points to the Company's Individual Risk quarterly loss ratio.

Fully-Collateralized Joint ventures

During the second quarter of 2006 the Company participated in the establishment of two new fully-collateralized joint ventures, Starbound Re and Tim Re. These joint ventures enabled the Company to write additional property catastrophe excess of loss reinsurance business for the Company's clients that it may not have otherwise written due to portfolio management considerations. The premium for these joint ventures is reflected in gross and ceded premiums written and therefore has no impact on the Company's net premiums written. The underwriting result on this business, net of a profit commission and expense override, accrues to the investors in these joint ventures. The limit ceded to these joint ventures, including any reinstated limits, is fully-collateralized by highly-rated short term and fixed maturity investments as well as the premium receivable.

In conjunction with the Starbound Re transaction the Company made a $7.5 million equity investment in Starbound Holdings Ltd. (‘‘Starbound’’), representing a 5.9% ownership interest. This equity investment is accounted for under the equity method of accounting. With respect to Tim Re, the Company sold non-voting Class B shares in this entity, a previously wholly-owned subsidiary of the Company, to unrelated third party investors for $49.5 million during the quarter. The Class B shareholders will earn an underwriting profit or loss based on the performance of the contracts assumed by Tim Re. Tim Re remains a consolidated subsidiary of the Company. The Class B capital structure of Tim Re provides indemnification of losses relating to insurance risk assumed from the Company and is therefore accounted for as ceded reinsurance in the Company's consolidated financial statements.

Equity in Earnings of Other Ventures

Equity in earnings of other ventures generated $9.2 million in income in the second quarter of 2006 compared to $7.8 million in income in the second quarter of 2005. The Company's equity in earnings of other ventures in 2006 now includes the equity in earnings of Starbound, in addition to the equity in earnings of its investments in Top Layer Reinsurance Ltd. (‘‘Top Layer Re’’), ChannelRe Holdings Ltd. (‘‘ChannelRe’’) and Tower Hill Holdings Inc. (‘‘Tower Hill’’). The increase was principally due to a $0.9 million and a $0.4 million increase of the equity in earnings from ChannelRe and Tower Hill, respectively, along with $0.3 million of equity in earnings from Starbound.

Other Income

During the second quarter of 2006 the Company recognized a $0.1 million other loss on fees and other items compared to $3.2 million of other income in the second quarter of 2005. Fee income was $1.5 million in the second quarter of 2006 compared to $1.0 million for the second quarter of 2005. Other items generated a loss of $1.6 million in the second quarter of 2006, principally driven by a $2.2 million mark-to-market loss on the Company's warrant to purchase 2.5 million shares of Platinum Underwriters Holding Ltd. (‘‘Platinum’’) common stock, compared to income of $2.2 million in the second quarter of 2005, which included a $2.3 million increase in the fair value of the Company's Platinum warrant.

Net Investment Income and Net Realized Gains and Losses on Investments

Net investment income for the second quarter of 2006 was $74.0 million, compared to $45.8 million for the same quarter in 2005, principally reflecting a higher yield on the Company's portfolio of fixed maturity investments available for sale and short term investments, combined with an increased level of average invested assets. Other investments, which include the Company's hedge fund and private equity investments, generated $11.1 million of net investment income in the second quarter of 2006 compared with $7.1 million in the second quarter of 2005.

During the second quarter of 2006, the Company recorded $24.3 million of net realized losses compared to $1.6 million of net realized gains in the second quarter of 2005. Included in net realized losses are other than temporary impairment charges of $23.7 million and $0.6 million in the second quarter of 2006 and 2005, respectively, with respect to the Company's portfolio of fixed maturity investments available for sale. Principally all of the other than temporary impairment charges are due to rising interest rates.

Regulatory Update; Proposed SEC Settlement

The Company has submitted an offer of settlement to the Securities and Exchange Commission (‘‘SEC’’) in connection with the SEC's investigation relating to the Company's restatement of its financial statements for the years ended December 31, 2001, 2002 and 2003. Pursuant to the offer of settlement, which the SEC staff has indicated that it will recommend to the SEC Commissioners, the Company will consent, without admitting or denying any wrongdoing, to entry of a final judgment enjoining future violations of certain provisions of the federal securities laws and ordering the Company to pay disgorgement of $1 and a civil penalty of $15 million. The Company will also retain an independent consultant to review certain of the Company's internal controls, policies and procedures as well as the design and implementation of the review conducted by independent counsel reporting to the non-executive members of the Company's Board of Directors and procedures performed by the Company's auditors in connection with their audit of the Company's financial statements for the fiscal year ended December 31, 2004. The amount of the monetary penalty discussed above has been previously provided for.

The proposed settlement, which has the support of the SEC staff, remains subject to approval by the SEC Commissioners, and by the federal court in which the SEC's complaint against the Company will be filed. The Company can give no assurances that the proposed settlement will receive the necessary approvals. If the proposed settlement is not approved, the Company could be subject to different or additional remedies, both monetary and non-monetary, which could adversely affect the Company's business or financial statements, perhaps materially. Disposition of the SEC's investigation relating to the Company's restatement would not dispose of the ongoing investigation by the United States Attorney's Office for the Southern District of New York, which the Company has previously disclosed in its filings with the SEC. The Company continues to fully cooperate with governmental authorities as to this investigation. The SEC settlement also does not include the plaintiffs in the consolidated securities class action lawsuit pending against the Company and certain of its current and former officers. The Company intends to vigorously defend this lawsuit, which it believes is without merit.

Other Items

Corporate expenses of $5.6 million were incurred during the second quarter of 2006 compared to $8.7 million in the second quarter of 2005. The difference in such expenses principally relates to the difference in costs incurred related to the Company's internal review and the ongoing investigations into the Company and certain of its present and former executive officers by governmental authorities, which totaled $1.1 million in the second quarter of 2006 compared to $4.7 million in the second quarter of 2005.

The Company paid down $75.0 million principal amount of bank debt during the second quarter of 2006 on its revolving credit facility. DaVinciRe Holdings Ltd. borrowed $60.0 million principal amount on its credit facility during the second quarter of 2006 and contributed a like amount as a capital contribution to DaVinci.

The Company's cash flows from operations were $237.4 million for the second quarter of 2006, compared to $172.2 million for the second quarter of 2005.

Shareholders' equity attributable to common shareholders was $2.0 billion at June 30, 2006, compared to $1.8 billion at December 31, 2005. Book value per common share at June 30, 2006 was $28.37, compared to $24.52 per common share at December 31, 2005.

This press release includes certain non-GAAP financial measures including ‘‘operating income available to common shareholders,’’ ‘‘operating income available to common shareholders per common share – diluted,’’ ‘‘operating return on average common equity, annualized’’, ‘‘managed catastrophe premiums’’ and ‘‘managed catastrophe premiums, net of fully-collateralized joint ventures.’’ A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.

RenaissanceRe Holdings Ltd. will host a conference call on Tuesday, August 1, 2006 at 8:30 a.m. (EDT) to discuss this release. Live broadcast of the conference call will be available through the Investor Section of RenaissanceRe's website at www.renre.com.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under ‘‘Safe Harbor’’ Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered ‘‘forward-looking.’’ These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the quarter ending March 31, 2006.

INVESTOR CONTACT:	MEDIA CONTACT:
Todd R. Fonner Senior Vice President - Treasurer RenaissanceRe Holdings Ltd. (441) 239-4801	David Lilly or Dawn Dover Kekst and Company (212) 521-4800

RenaissanceRe Holdings Ltd. and Subsidiaries
Summary Consolidated Statements of Operations
For the three and six months ended June 30, 2006 and 2005
(in thousands of United States Dollars, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenues
Gross premiums written	$742,551	$443,483	$1,490,943	$1,137,816
Net premiums written	$512,244	$387,889	$1,210,079	$1,003,682
Increase in unearned premiums	(81,303)	(49,136)	(427,466)	(363,428)
Net premiums earned	430,941	338,753	782,613	640,254
Net investment income	74,012	45,769	154,446	96,984
Net foreign exchange (losses) gains	(2,441)	7,134	582	7,848
Equity in earnings of other ventures	9,221	7,798	15,773	15,365
Other (loss) income	(84)	3,205	(1,763)	(310)
Net realized (losses) gains on investments	(24,348)	1,583	(41,104)	(8,606)
Total revenues	487,301	404,242	910,547	751,535
Expenses
Net claims and claim expenses incurred	207,336	108,799	306,514	310,447
Acquisition expenses	74,597	45,574	143,411	97,082
Operational expenses	29,056	23,377	49,987	42,220
Corporate expenses	5,571	8,694	11,310	20,033
Interest expense	10,370	6,967	19,671	13,572
Total expenses	326,930	193,411	530,893	483,354
Income before minority interest and taxes	160,371	210,831	379,654	268,181
Minority interest – DaVinciRe	21,207	30,283	52,664	34,667
Income before taxes	139,164	180,548	326,990	233,514
Income tax expense	(94)	—	(277)	—
Net income	139,070	180,548	326,713	233,514
Dividends on preference shares	8,662	8,566	17,325	17,229
Net income available to common shareholders	$130,408	$171,982	$309,388	$216,285
Operating income available to common shareholders per Common Share – diluted (1)	$2.15	$2.37	$4.88	$3.12
Net income available to common shareholders per Common Share – basic	$1.84	$2.44	$4.36	$3.07
Net income available to common shareholders per Common Share – diluted	$1.81	$2.39	$4.31	$3.00
Average shares outstanding – basic	71,049	70,585	70,992	70,472
Average shares outstanding – diluted	71,926	72,016	71,856	71,983
Net claims and claim expense ratio	48.1%	32.1%	39.2%	48.5%
Underwriting expense ratio	24.1%	20.4%	24.7%	21.8%
Combined ratio	72.2%	52.5%	63.9%	70.3%
Operating return on average common equity (annualized) (1)	31.3%	30.6%	36.8%	20.4%

(1)	Excludes net realized (losses) gains on investments (see - ‘‘Comments on Regulation G’’)

RenaissanceRe Holdings Ltd. and Subsidiaries
Summary Consolidated Balance Sheets
(in thousands of United States Dollars, except per share amounts)

	At
	June 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Fixed maturity investments available for sale, at fair value	$3,079,855	$2,872,294
Short term investments, at cost	1,911,693	1,653,618
Other investments, at fair value	526,844	586,467
Investments in other ventures, under equity method	186,979	178,774
Total investments	5,705,371	5,291,153
Cash and cash equivalents	187,340	174,001
Premiums receivable	857,687	363,105
Ceded reinsurance balances	241,315	57,134
Losses recoverable	464,556	673,190
Accrued investment income	37,639	25,808
Deferred acquisition costs	158,600	107,951
Other assets	86,121	178,919
Total assets	$7,738,629	$6,871,261
Liabilities, Minority Interest and Shareholders' Equity
Liabilities
Reserve for claims and claim expenses	$2,347,525	$2,614,551
Reserve for unearned premiums	1,113,391	501,744
Debt	485,000	500,000
Subordinated obligation to capital trust	103,093	103,093
Reinsurance balances payable	477,477	292,307
Other liabilities	118,191	142,815
Total liabilities	4,644,677	4,154,510
Minority interest – DaVinciRe	555,433	462,911
Shareholders' Equity
Preference shares	500,000	500,000
Common shares and additional paid-in capital	356,462	351,285
Accumulated other comprehensive income	4,993	4,760
Retained earnings	1,677,064	1,397,795
Total shareholders' equity	2,538,519	2,253,840
Total liabilities, minority interest and shareholders' equity	$7,738,629	$6,871,261
Book value per common share	$28.37	$24.52
Common shares outstanding	71,849	71,523

RenaissanceRe Holdings Ltd. and Subsidiaries
Unaudited Supplemental Financial Data – Segment Information
(in thousands of United States Dollars)

	Three months ended June 30, 2006
	Reinsurance	Individual Risk	Other	Total
Gross premiums written (1)	$531,722	$210,829	$—	$742,551
Net premiums written	$361,558	$150,686	—	$512,244
Net premiums earned	$278,061	$152,880	—	$430,941
Net claims and claim expenses incurred	97,945	109,391	—	207,336
Acquisition expenses	31,091	43,506	—	74,597
Operational expenses	19,763	9,293	—	29,056
Underwriting income (loss)	$129,262	$(9,310)	—	119,952
Net investment income			74,012	74,012
Equity in earnings of other ventures			9,221	9,221
Other loss			(84)	(84)
Interest and preference share dividends			(19,032)	(19,032)
Minority interest – DaVinciRe			(21,207)	(21,207)
Other items, net			(8,106)	(8,106)
Net realized losses on investments			(24,348)	(24,348)
Net income available to common shareholders			$10,456	$130,408
Net claims and claim expenses incurred – current accident year	$100,776	$117,892		$218,668
Net claims and claim expenses incurred – prior years	(2,831)	(8,501)		(11,332)
Net claims and claim expenses incurred – total	$97,945	$109,391		$207,336
Net claims and claim expense ratio – accident year	36.2%	77.1%		50.7%
Net claims and claim expense ratio – calendar year	35.2%	71.6%		48.1%
Underwriting expense ratio	18.3%	34.5%		24.1%
Combined ratio	53.5%	106.1%		72.2%

(1)	Reinsurance segment gross premiums written excludes $30.6 million of premiums assumed from the Individual Risk segment.

RenaissanceRe Holdings Ltd. and Subsidiaries
Unaudited Supplemental Financial Data – Segment Information
(in thousands of United States Dollars)

	Three months ended June 30, 2005
	Reinsurance	Individual Risk	Other	Total
Gross premiums written (1)	$223,339	$220,144	$—	$443,483
Net premiums written	$184,477	$203,412	—	$387,889
Net premiums earned	$206,651	$132,102	—	$338,753
Net claims and claim expenses incurred	26,117	82,682	—	108,799
Acquisition expenses	13,273	32,301	—	45,574
Operational expenses	17,384	5,993	—	23,377
Underwriting income	$149,877	$11,126	—	161,003
Net investment income			45,769	45,769
Equity in earnings of other ventures			7,798	7,798
Other income			3,205	3,205
Interest and preference share dividends			(15,533)	(15,533)
Minority interest – DaVinciRe			(30,283)	(30,283)
Other items, net			(1,560)	(1,560)
Net realized gains on investments			1,583	1,583
Net income available to common shareholders			$10,979	$171,982
Net claims and claim expenses incurred – current accident year	$91,845	$82,020		$173,865
Net claims and claim expenses incurred – prior years	(65,728)	662		(65,066)
Net claims and claim expenses incurred – total	$26,117	$82,682		$108,799
Net claims and claim expense ratio – accident year	44.4%	62.1%		51.3%
Net claims and claim expense ratio – calendar year	12.6%	62.6%		32.1%
Underwriting expense ratio	14.8%	29.0%		20.4%
Combined ratio	27.4%	91.6%		52.5%

(1)	Reinsurance segment gross premiums written excludes $1.7 million of premiums assumed from the Individual Risk segment.

RenaissanceRe Holdings Ltd. and Subsidiaries
Unaudited Supplemental Financial Data - Segment Information (cont'd.)
(in thousands of United States Dollars)

	Six months ended June 30, 2006
	Reinsurance	Individual Risk	Other	Total
Gross premiums written (1)	$1,109,390	$381,553	$—	$1,490,943
Net premiums written	$910,015	$300,064	—	$1,210,079
Net premiums earned	$491,434	$291,179	—	$782,613
Net claims and claim expenses incurred	134,625	171,889	—	306,514
Acquisition expenses	59,597	83,814	—	143,411
Operational expenses	32,307	17,680	—	49,987
Underwriting income	$264,905	$17,796	—	282,701
Net investment income			154,446	154,446
Equity in earnings of other ventures			15,773	15,773
Other loss			(1,763)	(1,763)
Interest and preference share dividends			(36,996)	(36,996)
Minority interest – DaVinciRe			(52,664)	(52,664)
Other items, net			(11,005)	(11,005)
Net realized losses on investments			(41,104)	(41,104)
Net income available to common shareholders			$26,687	$309,388
Net claims and claim expenses incurred – current accident year	$176,489	$183,259		$359,748
Net claims and claim expenses incurred – prior years	(41,864)	(11,370)		(53,234)
Net claims and claim expenses incurred – total	$134,625	$171,889		$306,514
Net claims and claim expense ratio – accident year	35.9%	62.9%		46.0%
Net claims and claim expense ratio – calendar year	27.4%	59.0%		39.2%
Underwriting expense ratio	18.7%	34.9%		24.7%
Combined ratio	46.1%	93.9%		63.9%

(1)	Reinsurance segment gross premiums written excludes $36.7 million of premiums assumed from the Individual Risk segment.

RenaissanceRe Holdings Ltd. and Subsidiaries
Unaudited Supplemental Financial Data - Segment Information (cont'd.)
(in thousands of United States Dollars)

	Six months ended June 30, 2005
	Reinsurance	Individual Risk	Other	Total
Gross premiums written (1)	$808,623	$329,193	$—	$1,137,816
Net premiums written	$712,610	$291,072	—	$1,003,682
Net premiums earned	$407,021	$233,233	—	$640,254
Net claims and claim expenses incurred	168,061	142,386	—	310,447
Acquisition expenses	33,811	63,271	—	97,082
Operational expenses	31,611	10,609	—	42,220
Underwriting income	$173,538	$16,967	—	190,505
Net investment income			96,984	96,984
Equity in earnings of other ventures			15,365	15,365
Other loss			(310)	(310)
Interest and preference share dividends			(30,801)	(30,801)
Minority interest – DaVinciRe			(34,667)	(34,667)
Other items, net			(12,185)	(12,185)
Net realized losses on investments			(8,606)	(8,606)
Net income available to common shareholders			$25,780	$216,285
Net claims and claim expenses incurred – current accident year	$251,881	$141,222		$393,103
Net claims and claim expenses incurred – prior years	(83,820)	1,164		(82,656)
Net claims and claim expenses incurred – total	$168,061	$142,386		$310,447
Net claims and claim expense ratio – accident year	61.9%	60.5%		61.4%
Net claims and claim expense ratio – calendar year	41.3%	61.0%		48.5%
Underwriting expense ratio	16.1%	31.7%		21.8%
Combined ratio	57.4%	92.7%		70.3%

(1)	Reinsurance segment gross premiums written excludes $13.2 million of premiums assumed from the Individual Risk segment.

RenaissanceRe Holdings Ltd. and Subsidiaries
Unaudited Supplemental Financial Data
(in thousands of United States Dollars)

	Three months ended			Six months ended
Gross Premiums Written	June 30, 2006	June 30, 2005	% Change	June 30, 2006	June 30, 2005	% Change
Renaissance catastrophe premiums	$347,528	$138,922	150.2%	$629,253	$391,941	60.5%
Renaissance specialty premiums	26,123	52,222	(50.0%)	147,966	279,747	(47.1%)
Total Renaissance Reinsurance premiums	373,651	191,144	95.5%	777,219	671,688	15.7%
DaVinci catastrophe premiums	155,975	30,175	416.9%	308,854	112,813	173.8%
DaVinci specialty premiums	2,096	2,020	3.8%	23,317	24,122	(3.3%)
Total DaVinci Reinsurance premiums	158,071	32,195	391.0%	332,171	136,935	142.6%
Total Reinsurance premiums (1)	531,722	223,339	138.1%	1,109,390	808,623	37.2%
Individual Risk premiums	210,829	220,144	(4.2%)	381,553	329,193	15.9%
Total premiums	$742,551	$443,483	67.4%	$1,490,943	$1,137,816	31.0%
Total managed catastrophe premiums (2)	$527,773	$188,747	179.6%	$988,162	$564,185	75.1%
Managed premiums assumed for fully-collateralized joint ventures (3)	$111,253	$—	—	$111,253	$—	—
Total managed catastrophe premiums, net of fully-collateralized joint ventures (3)	$416,520	$188,747	120.7%	$876,909	$564,185	55.4%
Total specialty premiums	$28,219	$54,242	(48.0%)	$171,283	$303,869	(43.6%)

(1)	Reinsurance gross premiums written excludes $30.6 million and $1.7 million of premiums assumed from the Individual Risk segment for the three months ended June 30, 2006 and 2005, respectively, and $36.7 million and $13.2 million of premiums assumed from the Individual Risk segment for the six months ended June 30, 2006 and 2005, respectively.

(2)	Total managed catastrophe premiums include Renaissance and DaVinci catastrophe premiums, as above, and catastrophe premiums written on behalf of our joint venture, Top Layer Re of $24.3 million and $19.6 million for the three months ended June 30, 2006 and 2005, respectively and $50.1 million and $59.4 million for the six months ended June 30, 2006 and 2005, respectively. (see — ‘‘Comments on Regulation G’’)

(3)	Included in total managed catastrophe premiums for the three and six months ended June 30, 2006 is $111.3 million of premium assumed on behalf of two fully-collateralized joint ventures, Starbound Re and Tim Re, of which $100.0 million and $11.3 million was assumed by Renaissance and DaVinci, respectively. These premiums are ceded directly to these facilities. (see — ‘‘Comments on Regulation G’’)

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G. The Company has consistently provided these financial measurements in previous investor communications and the Company's management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company's overall financial performance.

The Company uses ‘‘operating income’’ as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. ‘‘Operating income’’ as used herein differs from ‘‘net income available to common shareholders’’, which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized gains and losses on investments. In addition, the Company's management believes that ‘‘operating income’’ is useful to investors because it more accurately measures and predicts the Company's results of operations by removing the variability arising from fluctuations in the Company's investment portfolio, which is not considered by management to be a relevant indicator of business operations. The Company also uses ‘‘operating income’’ to calculate ‘‘operating income per common share’’ and ‘‘operating return on average common equity, annualized’’. The following is a reconciliation of 1) net income available to common shareholders to operating income available to common shareholders; 2) net income available to common shareholders per common share to operating income available to common shareholders per common share; and 3) return on average common equity, annualized to operating return on average common equity, annualized:

	Three months ended		Six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
(In thousands of U.S. dollars, except for per share amounts)
Net income available to common shareholders	$130,408	$171,982	$309,388	$216,285
Adjustment for net realized losses (gains) on investments	24,348	(1,583)	41,104	8,606
Operating income available to common shareholders	$154,756	$170,399	$350,492	$224,891
Net income available to common shareholders per common share – diluted	$1.81	$2.39	$4.31	$3.00
Adjustment for net realized losses (gains) on investments	0.34	(0.02)	0.57	0.12
Operating income available to common shareholders per common share – diluted	$2.15	$2.37	$4.88	$3.12
Return on average common equity, annualized	26.4%	30.8%	32.5%	19.6%
Adjustment for net realized losses (gains) on investments	4.9%	(0.2)%	4.3%	0.8%
Operating return on average common equity, annualized	31.3%	30.6%	36.8%	20.4%

The Company has also included in this Press Release ‘‘managed catastrophe premiums’’ and ‘‘managed catastrophe premiums, net of fully-collateralized joint ventures.’’ ‘‘Managed catastrophe premiums’’ is defined as gross catastrophe premium written by Renaissance Reinsurance and its related joint ventures. ‘‘Managed catastrophe premiums’’ differ from total catastrophe premiums, which the Company believes is the most directly comparable GAAP measure, due to the inclusion of catastrophe premiums written on behalf of the Company's joint venture Top Layer Re, which is accounted for under the equity method of accounting. ‘‘Managed catastrophe premiums, net of fully-collateralized joint ventures’’ differ from total catastrophe premiums, which the Company believes is the most directly comparable GAAP measure, due to: 1) the inclusion of catastrophe premiums written on behalf of the Company's joint venture Top Layer Re, which is accounted for under the equity method of accounting; and 2) the deduction of catastrophe premiums that are written by the Company and ceded directly to the Company's fully-collateralized joint ventures which include Starbound Re and Tim Re. The Company's management believes ‘‘managed catastrophe premiums’’ is useful to investors and other interested parties because it provides a measure of total catastrophe reinsurance premiums assumed by the Company through its consolidated subsidiaries and related joint ventures. The Company believes ‘‘managed catastrophe premiums, net of fully-collateralized joint ventures’’ is also a useful measure to investors and other interested parties because it provides a measure of total catastrophe reinsurance premiums assumed by the Company through its consolidated subsidiaries and related joint ventures, net of catastrophe premiums written directly on behalf of the Company's fully-collateralized joint ventures.